stock option agreement

ROLLTECH, INC.

THIS AGREEMENT is entered into as of ____ day of __________________, 2001 (the "Date of Grant")

BETWEEN:

ROLLTECH, INC., a corporation incorporated pursuant to the laws of State of Nevada, having a business office at Suite 811, 938 Howe Street, Vancouver, British Columbia, Canada V6Z 1N9

(the "Company")

AND:

______________________, of __________________________________
________________________________________________________________________________________________________________________

(the "Optionee")

WHEREAS:

  The Board of Directors of the Company (the "Board") has approved and adopted the 2001 Stock Option Plan (the "Plan"), pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common stock, without par value, of the Company (the "Common Stock"); and

  The Board has authorized the grant to Optionee of options to purchase a total of _______________________ shares of Common Stock (the "Options");

NOW THEREFORE, the Company agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, _______________ shares of Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

  Exercise Price and Duration. The Options shall be exercisable until 4:00 p.m. (Vancouver time) on that day (the "Expiration Date") that is ________ years following the date of grant, at an exercise price of US$______ per share; provided that in accordance with Section 6.2(d) of the Plan:

    the Option Period must expire, in all cases, not more than ten years from the date an Option is granted;

    unless otherwise stated, the Option Period for director Options shall not be longer than five (5) years;

    unless otherwise stated, the Option Period for officer and employee Options shall not be longer than the term of their employment plus twelve (12) months; and

    unless otherwise stated, the Option Period for all other Option holders shall not be longer than the term of their engagement agreement plus twelve (12) months.

  Vesting Schedule. Options granted hereby shall vest in accordance with Section 6.2(c) of the Plan.

  Options not Transferable. The Option and exercise rights granted herein are not transferable or subject to assignment or lien for security purposes by the Optionee except to the Optionee's legal representative, his estate, a family corporation or personal holding corporation, a bona fide lender or in such other circumstance as the Board may approve. Each assignment of an interest in an Option must be approved before such will be enforceable. In the event of an Optionee's death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the Plan contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by the Plan, such Option shall thereupon terminate and become null and void.

  Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the Stock is being purchased only for investment and without any then-present intention to sell or distribute such shares.

  Termination of Vested Options. Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

    Expiration. The Expiration Date.

    Termination for Cause. The date of an Optionee's termination of employment with the Company for cause, as determined in the sole discretion, or the date an Optionee resigns without appropriate or agreed notice and agreed termination terms. "Cause" means a gross violation, as determined by the Company, of the Company's established policies and procedures.

    Termination Due to Death or Disability. The expiration of twelve (1) months from the date of the death or disability of the Optionee, (as defined in Section 22(e) of the Internal Revenue Code).

    Termination for Any Other Reason. The expiration of thirty (30) days from the date of an Optionee's termination of employment with the Company for any reason whatsoever other than cause, death or disability;

    Termination of Non-Employee or Non-Office Holders. Upon notice by the Company of termination of the contractual relationship between the Optionee and the Company for default or breach of the contractual agreement.

    Termination of Unvested Options. Each unvested Options granted pursuant hereto shall terminate immediately upon the Optionee's termination of employment with the Company, cessation of the Optionee's services as a director or officer of the Company, or termination of the Optionee's contractual relationship with the Company, for any reason whatsoever, as the case may be.

  Stock. In the case of any stock split, stock dividend or like change in the nature of shares of Stock covered by this Agreement, the number of shares and exercise price shall be proportionately adjusted as set forth in Section 4.3 of the Plan.

  Exercise of Option. Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration or termination of the Option. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

  Each exercise of the Options shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the Chief Financial Officer of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash, certified check, cashier's check or other form of payments allowed under Section 6.2(g) of the Plan in the amount of the full exercise price for the Common Stock to be purchased.

  Subject to 2001 Stock Option Plan. The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.

  Professional Advice. The acceptance of the Options and the sale of Common Stock issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options for the Common Stock. Without limiting other matters to be considered, the Optionee should consider whether upon the exercise of Options, the Optionee will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code.

  No Employment Relationship. Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company, express or implied, that the Company will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company's right to terminate Optionee's employment at any time, which right is hereby reserved.

  Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

  Proper Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

  Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

  The Company:

  Rolltech, Inc.
  Suite 811, 938 Howe Street
  Vancouver, British Columbia V6Z 1N9
  Attention: Chief Financial Officer

  With a copy to:

  Clark, Wilson
  Barristers and Solicitors
  Suite 800 - 885 West Georgia Street
  Vancouver, British Columbia V6C 3H1
  Attention: Herbert I. Ono

  The Optionee:

  _______________________________
  _______________________________
  _______________________________
  (fill in name and address)

  Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

  Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Date of Grant.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first above written.

ROLLTECH, INC.

Per:
Authorized Signatory

SIGNED, SEALED and DELIVERED by ______________________ in the presence of: Signature Print Name Address Occupation	(name of Optionee) OPTIONEE

THERE MAY NOT BE PRESENTLY AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS FOR THE ISSUANCE OF SHARES OF STOCK UPON EXERCISE OF THESE OPTIONS. ACCORDINGLY, THESE OPTIONS CANNOT BE EXERCISED UNLESS THESE OPTIONS AND THE SHARES OF STOCK TO BE ISSUED UPON EXERCISE OF THESE OPTIONS ARE REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

THE SHARES OF STOCK ISSUED PURSUANT TO THE EXERCISE OF OPTIONS WILL BE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933 AND WILL BEAR A LEGEND RESTRICTING RESALE UNLESS THEY ARE REGISTERED UNDER STATE AND FEDERAL SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE COMPANY IS NOT OBLIGATED TO REGISTER THE SHARES OF STOCK OR TO MAKE AVAILABLE ANY EXEMPTION FROM REGISTRATION.

EXHIBIT A
Notice of Election to Exercise

To: ROLLTECH, INC.
Attention: The Chief Financial Officer

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 6.2(g) the 2001 Stock Option Plan (the "Plan") of ROLLTECH, INC. (the "Company") and Section 7 of that certain Stock Option Agreement (the "Agreement") dated as of the _____ day of ___________________________, between the Company and the undersigned.

The undersigned hereby elects to exercise Optionee's option to purchase shares of the common stock of the Company at a price of US$

_______

per share, for aggregate consideration of US$

__________

, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 7 of the Agreement, accompanies this notice.

The undersigned has executed this Notice this

_______

day of

__________________

,

_______

.

____________________
Signature

____________________
Name (typed or printed)